Exhibit 99.1

For release: January 31, 2005, 9:00 p.m. EST	Contact: Mark Rittenbaum

Greenbrier mourns death of director Alan James

     Lake Oswego, OR, January 31, 2005 – The Greenbrier Companies [NYSE:GBX] today issued the following statement regarding the death on Friday of Alan James. Mr. James, who was 74, had been associated with the company since 1974 as a co-founder, former chairman and director.

     “Alan was my long-time partner and a force in building Greenbrier into the company it is today. On behalf of our employees and the entire Board, we are deeply saddened by Alan’s death and extend our condolences to his family,” said William A. Furman, president and chief executive officer. Mr. James and Mr. Furman were co-founders of Greenbrier and had been partners for more than 35 years.

     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. With manufacturing facilities in the U.S., Canada, Mexico and Poland, Greenbrier produces new railroad freight cars and marine vessels, and performs repair, refurbishment and maintenance activities. Greenbrier owns a lease fleet of approximately 11,000 railcars, and performs management services for approximately 123,000 railcars.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.